Exhibit 99

TITAN INTERNATIONAL, INC. CHAIRMAN/CEO ANNOUNCES OUTLOOK ON BUSINESS GOING FORWARD

Quincy, IL. - The following is a statement from Maurice Taylor, Titan International, Inc. (NYSE: TWI) Chairman and CEO.
October 16, 2014

I have just finished traveling to farms on the West coast, the Midwest and the Titan Voltyre-Prom facility in Russia. There’s no question farmers are going to have record crops in corn and soybeans. One of Titan’s larger farmers in Ohio told me it was unbelievable the yields he is seeing in corn and soybeans. In fields that were not his best, corn was yielding 370 bushels per acre; and soybeans at 70 bushels an acre. He felt that for the first time in his life he was going to see 400 corn bushels per acre and beans 80/85 bushels. Although the harvest is expected to be very favorable, demand for new equipment has declined as large agricultural machinery is in what we believe to be a cyclical downturn.

Many of our OEMs are reducing their schedules for the rest of 2014 and 2015. Big agriculture could be down 20 percent or more during 2015. We expect that the mining side of our business will be flat, still way off from 2012. We believe construction will also be slow to flat; therefore, Titan will have to gain market share in every market in which we compete. With our new wheels and tires, we believe that we will be successful in persevering through these challenging times. For years we have tried to partner with the major OEMs through our LSW wheel/tire assembly solution, to demonstrate how their equipment would perform better in the areas of fuel savings (approximately 6 percent), speed, tire durability and the mitigation of road loping and power hopping. The overwhelming positive feedback from the farmers has the impact of pulling this solution through the dealers and in turn influencing the OEMs as to the value of this innovative solution.

With many companies, there is an over-emphasis on “does it cost less,” as opposed to, does it offer a greater “value proposition.” Because of that, innovation can be stifled and customers’ needs may not be met. The wheel/tire assembly has gone largely unchanged for the past 30 years. Through working with the largest farmers in North America and the equipment dealers who service them, we have shown that with the innovation of the LSW wheel/tire solution that power hop and road lope is virtually eliminated. Furthermore, the farmer can now fully utilize the horsepower the machine is capable of. All these attributes of the LSW solution result in a higher performing machine and more profitable farm business. As the OEMs continue to adopt and ramp up on the LSW option, we anticipate that many of these farmers will be buying equipment with the LSW option. Those who purchased equipment last year or earlier can change out their wheel/tire assembly for the LSW option with their equipment dealer in partnership with Titan. There are some OEMs that now understand that the LSW option can be another source of profitability, while delivering a much higher performing piece of equipment to their customers.

Approximately 80+ percent of new large mining equipment is sold without tires/wheels. In fact, every loader made in the world that uses a 25” wheel is the same wheel from the 1920s. On the farm side of business, the industry is still using tires from 45 years ago on some of today’s new equipment. As the equipment advances, so should the tire and wheel technology. Titan is on the forefront of that advancement with the innovation of our LSW solution. This means we have some real bright spots in the future. We have shown that Deere’s 4WD or Case 4WD 550 wheel tractors with our Goodyear LSW tires/wheels can outperform a track tractor at the same horse power. Who cares? The farmer does because every track tractor costs a lot more and has a higher operating cost. We believe that this will be a significant differentiator over the next three years.

Most of you in the investment community want to see results now. So what are we doing to reduce our costs and take market share?

1.
We have a large group of employees at the top who will be retiring at the end of 2014: Cheri Holley, General Counsel; Kent Hackamack, Vice President of Corporate Development; Ron Schildt, past President of Wheel Group; Mary Ann Wray, Vice President of Purchasing; Bill Campbell, Executive Vice President, Chairman of Titan Tire and past President; Michael Akers, Consultant; and Ernie Rodia, Consultant. There are a number of other employees who will also be retiring. All of the above individuals I credit with building Titan. The above men and women have been with Titan through the good and the bad times, and they helped select the new team that will grow this business in the future.

2.
The second item that we are in the process of doing is trimming our global workforce. In Russia, the employment level was approximately 2,300 on January 1, 2014; and by January 1, 2015 we expect that the work force will be 1,000. We believe that these changes will significantly impact our bottom line in 2015.

3.
There are a number of other initiatives in play, all with the intent of driving profit improvement. Specifically, we are implementing EVA, as announced in Q2 by Paul Reitz. We believe that EVA will be our guiding performance management framework that will measure profit according to economic principles, for the purpose of managing the business more effectively. Through EVA, we will be able to distinguish the business units that are earning their full cost of capital and producing “quality” earnings. EVA will provide a “deconstruction” of the discrete business drivers that will enable us to identify and prioritize the correlating initiatives that will ultimately drive growth and shareholder return.

It is our belief that LSW offered as an option will provide incremental profitability to both the dealer and OEM. This model is no different than what exists in the automobile industry. As we evolve through this transition, we will continue to sell directly to the equipment dealers and farmers in order to meet their needs. As referenced earlier, we fully believe that LSW will become the “industry standard” as it represents the next leap forward in innovation that “checks all the boxes” relative to solving our end customers’ problems and needs. I will share with you in my next shareholder report how we plan to achieve our goal for LSW. I can assure everyone that the next two years will be very interesting and hopefully very rewarding to you.

I can appreciate the fact that some of you want to know the anticipated revenue numbers for 2015 and the EBITDA number. Our current OEM customers have shortened their lead times because they all have capacity. Titan is reducing its cost drivers because we need to reduce our cost plus increase the value of the products we sell. To release numbers that we know are going to change doesn’t make a lot of sense; therefore, we are getting ourselves lean and going after all the business we can locate. Once we have our order book full, we will know EBITDA and revenue.

In Ag and Mining, we believe we are in two major cyclical downturns that will last minimally through 2015, if not into 2016. In LSW, we are gaining strong traction towards driving adoption of this superior solution with the intent of becoming the industry standard. I have been active in turning over the management of the company to the “young guns.” They are responding with driving major changes in the areas of how we manage the company; we will continue to get better at what we do. We passionately believe, that while our current circumstances are challenging, the long-term upside for Titan and our shareholders is tremendous.

Wishing you and your family a happy, healthy holiday season.

Respectively yours,

The Titan family and Morry

Safe harbor statement:
Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to the risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2013. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer applications. For more information, visit www.titan-intl.com.

Contact: Todd Shoot
IR Contact
(217) 221-4416